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                                     FORM 3
                    U.S. SECURITIES AND EXCHANGE COMMISSION
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities
                   Exchange Act of 1934, Section 17(a) of the
                  Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

   Kimberlin                    Kevin
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  (Last)                   (First)          (Middle)

535 Madison Avenue
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                      (Street)

New York, NY 10022
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(City)                       (State)        (Zip)

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2.   Date of Event Requiring Statement (month/day/year)
March 11, 1999
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3.   IRS or Social Security Number of Reporting Person, if entity (Voluntary)

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4.   Issuer Name and Ticker or Trading Symbol
Talisman Enterprises, Inc.
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5.   Relationship of Reporting Person to Issuer
     (check all applicable)

     [ ]   Director                                [x] 10% owner
     [ ]   Officer (give title below)              [ ] Other (specify below)

Chairman of the Board
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6.   If Amendment, Date of Original (month/day/year)

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             Table I - Non-Derivative Securities Beneficially Owned
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1.   Title of Security                                   2.   Amount of          3.   Ownership           4.   Nature of Indirect
     (Instr. 4)                                               Securities              Form: Direct             Beneficial Ownership
                                                              Beneficially Owned      (D) or Indirect          (Instr. 5)
                                                              (Instr. 4)              (I)     (Instr. 5)

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Common Stock                                                 503,504                  I                    Through Talisman Partners
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                                                                                                           a partnership in which he
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                                                                                                           beneficially owns approx-
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                                                                                                           ately a 82% interest and,
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                                                                                                           as a result has voting
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                                                                                                           and/or investment control
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     Reminder:   Report  on  a  separate  line  for  each  class  of  securities beneficially owned directly or indirectly

                                     (Over)


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 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Date Exercisable       3.Title and Amount of Securities   4. Conver-    5. Owner-   6. Nature of Indirect
   Security(Instr. 4)      and Expiration Date      Underlying Derivative Security      sion or       ship        Beneficial
                           (month/day/year)         (Instr. 4)                          Exercise      Form of     Ownership(Instr.5)
                           Date    Expira-                        Amount or             Price of      Deriv-
                           Exer-   tion                           Number of             Deri-         ative
                           cisable Date             Title         Shares                vative        Security:
                                                                                        Security      Direct
                                                                                                      (D) or
                                                                                                      Indirect
                                                                                                      (I)
                                                                                                      (Instr. 5)

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Warrants              immediately   7/30/01        COMMON STOCK  263,504                Cdn$7.50        I       By Talsiman Partners
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Warrants              immediately   10/14/01       COMMON STOCK  240,000                Cdn$5.00        I       By Talsiman Partners
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Explanation of Responses:

     * The exercise prices of the warrants are expressed in Canadian (Cdn) Dollars.

     ** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                             /s/Kevin Kimberlin         5/10/99
                                                Kevin Kimberlin         Date

                                                **Signature of Reporting  Person

     Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient. See Instruction 6 for procedure.


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